Exhibit 4.9

Shareholder Voting Proxy Agreement

This Shareholder Voting Proxy Agreement (this “Agreement”) is entered into by and among the following parties as of July 26, 2022 in Shenzhen, the People’s Republic of China (“China”, excluding Hong Kong, Macao and Taiwan for the purpose hereof):

Party A: Aurora Mobile Limited

Registered Address: PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

Party B: Luo Weidong

ID Card No.: [***]

Party C: Chen Guangyan

ID Card No.: [***]

Party D: JPush Information Consultation (Shenzhen) Co., Ltd.

Registered Address: 13/F, Zhongjian Building, No. 006 Keji South 12th Road, High- Tech Zone, Yuehai Sub-district, Nanshan District, Shenzhen

The above parties shall be collectively referred to as the “Parties”, and Party B together with Party C shall be collectively referred to as the “Shareholders”.

WHEREAS:

1.	The Shareholders are shareholders of Shenzhen Hexun Huagu Information Technology Co., Ltd. (“Hexun Huagu”), who jointly hold 100% of the equity interests of Hexun Huagu;

2.

Subject to the conditions and terms hereof, the Shareholders agree to entrust Party A or its designated entity or individual to exercise their shareholder’s rights in Hexun Huagu to the extent permissible by applicable laws, and Party A agrees to accept such entrustment pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.

Upon the effective date of this Agreement, the Shareholders irrevocably entrust Party A or the entity or individual designated by Party A thereby permitted by applicable laws to exercise all voting rights and other shareholder rights conferred on them by the law and the articles of association at the shareholders’ meeting of Hexun Huagu on their behalf, the rights of which include without limitation: to sell, transfer, pledge or dispose of all or any part of the Shareholders’ equity in Hexun Huagu; to convene, attend and preside over the shareholders’ meeting of Hexun Huagu as authorized representatives of shareholders thereof; to elect and replace executive directors, directors, supervisors, managers and other senior officers; to deliberate and approve profit distribution plans and loss recovery plans of Hexun Huagu, and to make resolutions on the merger, division, liquidation or change in corporate form of Hexun Huagu; to decide on business policies and investment plans of Hexun Huagu, and to revise the articles of association thereof.

2.

Party A shall have the right to designate an entity or an individual as permitted by applicable laws to accept the entrustment granted by the Shareholders pursuant to Clause 2 of this Agreement and to exercise the voting rights and other shareholder’s rights on its behalf in accordance with the provisions hereof.

3.

The Shareholders hereby acknowledge that, regardless of how their equity interests in Hexun Huagu will change, they shall entrust Party A or its designated entity or individual with the exercise of all their voting rights and other shareholder’s rights.

4.

The Shareholders hereby acknowledge that if Party A withdraws its designation of the relevant entity or individual, Shareholders will immediately withdraw their entrustment and authorization granted to such entity or individual hereby, and following Party A’s designation, authorize other entitiy or individual designated by Party A to exercise all voting rights and other shareholder’s rights available to the Shareholders at the shareholders’ meeting of Hexun Huagu. During the term of this Agreement, the Shareholders hereby waive all rights pertaining to their equity delegated to Party A hereunder, without exercising such rights, whether by themselves or through entrusting any parties other than those designated by Party A.

5.

This Agreement shall be executed by the Parties’ themselves or by their legal representatives or authorized representatives as of the date first written above and shall become effective as of the same date. Unless this Agreement expressly specifies otherwise or Party A decides to terminated this Agreement in writing, this Agreement shall remain in force during the term when Shareholders hold any equity interests in Hexun Huagu. During the term of this Agreement, save as otherwise provided by law, in no event shall the Shareholders rescind, early terminate or dissolve this Agreement. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement at any time by notifying the Shareholders thirty (30) days in advance in writing.

6.

Any amendment and supplements of this Agreement shall be agreed upon by the Parties in writing. Any amendment agreement and supplementary agreement that are duly executed by the Parties shall constitute an integral part of this Agreement and shall be of the same legal effect as this Agreement.

7.

In case any provision of this Agreement is found to be invalid or unenforceable due to inconsistency with relevant laws, such provision shall be deemed invalid only within the jurisdiction of the relevant laws, without prejudice to the legal effect of other provisions hereof.

8.

Any notice or other communication required to be given by any Party hereunder shall be written in Chinese and be delivered by hand or sent by mail to the addresses of the other Parties set forth below or other designated addresses notified by them from time to time. The notice shall be deemed to have been actually served: (a) on the day when it is delivered, in case of delivery by hand; (b) on the tenth (10th) day after the postage paid registered airmail is posted (as indicated on the postmark), or on the fourth (4th) day after it is delivered to an internally recognized express service provider, in case of sending by mail.

Party A: Aurora Mobile Limited

Address:

Attn.:

Email:

Party B: Luo Weidong

Address:

Email:

Party C: Chen Guangyan

Address:

Email:

Party D: JPush Information Consultation (Shenzhen) Co., Ltd.

Address:

Attn.:

Email:

9.

Unless with Party A’s prior written consent, the Shareholders shall not transfer their rights and obligations hereunder to any third party. The Shareholders hereby agree that, Party A may, by a written notice to the Shareholders at the time of transfer, transfer its rights and obligations hereunder to other third parties when necessary without need to obtain the consent of the Shareholders for such transfer.

10.

The Parties acknowledge and confirm that any oral or written information exchanged among them in connection with this Agreement shall be confidential. Each Party shall keep all such information in confidence, and shall not disclose any of the information to any third party without the other Parties’ written consent, save insofar as the information: (a) is or will be public domain (other than through the receiving party’s unauthorized disclosure); (b) is required to be disclosed by applicable laws or rules or regulations of stock exchanges; or (c) is disclosed by any Party to its legal or financial advisers to the extent necessary in connection with the transaction contemplated hereby, provided that the legal or financial advisers shall also abide by confidentiality obligations similar to those in this clause. The disclosure of confidential information by employees of or institutions hired by any Party shall be deemed as the disclosure thereof by the Party, subjecting the Party to be liable for breach of contract in accordance herewith. This clause shall survive in invalidation, amendment, termination or unenforceability of this Agreement for whatever reason.

11.

The conclusion, validity, interpretation, performance, modification and termination of, as well as the settlement of disputes under, this Agreement shall be governed by Chinese laws. Any dispute among the Parties on the interpretation and performance of the provisions hereof shall be settled by the Parties through friendly negotiation. If the negotiation fails, any Party may submit the dispute to South China International Economic and Trade Arbitration Commission for arbitration in accordance with the then effective arbitration rules. The arbitration shall have a seat in Shenzhen and be conducted in Chinese. The arbitration award shall be final and binding upon all the Parties.

12.

This Agreement shall, once it comes into effect, constitute the entire agreement and consensus reached by the Parties with respect to the subject matter set out herein, and completely supersede all agreements and consensuses, orally or in writing, reached by the Parties concerning such subject matter prior to this Agreement.

13.	This Agreement is made in quadruplicate, with each party holding one set, and each set having the same legal effect.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

Party A: Aurora Mobile Limited

Company seal: /s/ Aurora Mobile Limited

By:	/s/ Luo Weidong
Name: Luo Weidong
Title: Director

Party B: Luo Weidong

By:	/s/ Luo Weidong

Party C: Chen Guangyan

By:	/s/ Chen Guangyan

Party D: JPush Information Consultation (Shenzhen) Co., Ltd.

Company seal: /s/ JPush Information Consultation (Shenzhen) Co., Ltd.

By:	/s/ Chen Guangyan
Name: Chen Guangyan
Title: Legal Representative